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                                                                    EXHIBIT 8.2

                       [GAUNT & COMPANY, LTD. LETTERHEAD]

Board of Directors
Heartland Community Bank
P. 0. Box 878
Camden, Arkansas 71801

Gentlemen:

                 In accordance with your request, we set forth herein our opinion relating to certain Arkansas income tax consequences of the proposed conversion of Heartland Community Bank of Camden, Arkansas to a federally-chartered stock savings association based on the following issue and facts.

                                ISSUE AND FACTS

                 Heartland Community Bank, a corporation (the "Bank"), is a federally-chartered mutual savings and loan association with its home office in Camden, Arkansas. The Bank is in the process of converting from a mutual form of ownership to a stock form of ownership (the "Conversion") and the concurrent acquisition of one hundred percent (100%) of the outstanding capital stock of the Bank following the Conversion (the "Converted Bank") by a parent holding company known as HCB Bancshares, Inc., a newly formed Oklahoma corporation (the "Holding Company").

                 In the Conversion the Bank will be completely converted from a federally-chartered mutual savings and loan association. As part of the Conversion, the Bank will change its existing federal mutual savings and loan association charter and bylaws to a federal stock charter and bylaws. The Converted Bank will then issue to the Holding Company all of the shares of capital stock to be issued by the Converted Bank in the Conversion in exchange for payment by the Holding Company of at least fifty percent (50%) of the aggregate net proceeds of the offering described below, or such other portion thereof authorized or required by the Office of Thrift Supervision.
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Board of Directors
Heartland Community Bank
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          Also in connection with the Conversion, the Holding Company will offer its shares of common stock (the "Common Stock") for sale to certain depositors of the Bank and to the public. The aggregate purchase price at which the shares of Common Stock will be offered in the Conversion will be determined by the Board of Directors of the Bank and the Holding Company on the basis of the estimated pro forma market value of the Converted Bank as a subsidiary of the Holding Company, which value will be determined by an independent appraiser. All such shares of Common Stock will be issued and sold at a uniform price per share.

         Management of the Bank and the Holding Company believes that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the U. S. Internal Revenue Code of 1986, as amended (the "Code"). It is the opinion of Housley Kantarian & Bronstein, P.C., counsel to the Board of Directors of the Bank for the Conversion, that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the Code. We assume that the presentation, by Housley Kantarian & Bronstein, P.C., that the Conversion will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the Code, is correct.

         The issue is as follows: Whether the Conversion will constitute a tax-free transaction under Arkansas state laws and regulations, i.e., whether there will be Arkansas income tax consequences for the Bank, the Converted Bank, the Holding Company, or the account holders of the Bank resulting from the Conversion.


                                LAW AND ANALYSIS

         The State of Arkansas has specifically adopted some regulations of the Internal Revenue Code of 1986. Other Internal Revenue Code Regulations are only addressed through regulations issued under the Arkansas Income Tax Act of 1987. Arkansas Regulations Section 1.84-2014 (3) specifically defines a reorganization to include a mere change in identity, form, or place of organization, however effected. The term "a party to a reorganization" as used
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Board of Directors
Heartland Community Bank
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in Section 1.84-2014 includes a corporation resulting from a reorganization.
Further, Section 1.84-2014 provides in part that no gain or loss should be recognized if in pursuance of a plan of reorganization, stock or securities in a corporation, a party to a reorganization, are exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization, or if, in pursuance of a reorganization plan, a corporation, a party to a reorganization, exchanges property solely for stock, or securities for stock in another corporation, a party to the reorganization. The language of this regulation is similar to the language of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, and the operative provision of Section 351, 354 and 361 and based upon the facts and assumptions set forth in and the analyze and opinion rendered in counsels federal income tax opinion letter dated December 31, 1996, it is our opinion that Arkansas income tax consequences will follow the federal.

                 Section 368(a)(1)(F) of the Code provides that "a mere change in identity, form, or place of organization of a corporation, however effected" qualifies as a tax-free reorganization. We opine that a "mere change in form" will occur when the mutual savings and loan association converts into a stock savings association as aforesaid. See Revenue Ruling 80-105, 1980-1 CB 78.


                             CONCLUSION AND OPINION

                 Based upon the facts as represented to us and based on certain documents made available to us by the Bank, it is our unqualified opinion that the Conversion will be tax-free to the Bank, the Converted Bank, the Holding Company and the account holders of the Bank under the Arkansas income tax laws, provided that the Conversion qualifies as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(F) of the Code.

                 Our opinion is based upon the Arkansas statutes and regulations in effect as of the date of this letter. If there are any significant changes by the foregoing tax authorities (for which we shall have no responsibility to advise you), it may result in our opinion being rendered invalid or necessitating, upon your request, a reconsideration of the opinion.
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Board of Directors
Heartland Community Bank
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         Our opinion is based upon our assumption (without independent investigation or review) that all of the representations in or referred to in counsel's federal income tax opinion letter are accurate and true (without independent investigating or review).

         No opinion is expressed as to the federal income tax treatment of the transaction as covered by counsel's federal income tax opinion letter or to the tax treatment for Arkansas income tax purposes of any existing conditions or effects of the transaction which are not specifically set forth in counsel's opinion or in our opinion above.

         While this letter represents our considered judgment as to the proper Arkansas tax treatment to the parties concerned, it is not binding on the Arkansas tax authorities or the courts and should not be considered a guarantee that the Arkansas tax authorities or the courts will concur with our opinion.


                                    CONSENTS

         We hereby consent to the filing of this opinion with the Office of Thrift Supervision ("OTS") as an exhibit to the Application H-(e)l-S filed by the Holding Company with the OTS in connection with the Conversion and the reference to our firm in said Application. We also hereby consent to the filing of this opinion with the Securities and Exchange Commission ("SEC") and the OTS as exhibits to the Registration Statement on Form S-1 expected to be filed with the SEC on December 31, 1996, and Form AC, respectively and the references to our firm in the Prospectus which is a part of both the said Registration Statement and the said Form AC, under the headings "The Conversion-Effect of Conversion to Stock Form on Depositors and Borrowers of the Bank-Tax Effects" and "Legal Matters." Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Gaunt & Company, Ltd.



December 31, 1996

/s/ GAUNT & COMPANY, LTD.